EXHIBIT 10.5

EMPLOYMENT AGREEMENT

          THIS AGREEMENT entered into this 18th day of February, 2000 ("Effective Date"), by and between Kensington International Holding Corporation, a Minnesota corporation ("Kensington" or "Company"), Mail Call, Inc., a Florida corporation ("Mail Call") and Ronald Schnell (the "Employee").

          WHEREAS, the Employee has heretofore been employed by Mail Call in the positions of President and Chief Executive Officer;

          WHEREAS, the Employee has performed the services of the chief technical officer of Mail Call;

          WHEREAS, the Company and Mail Call desire to employ the Employee as the chief technical officer of the Company and Mail Call as the Vice President of Technology of the Company and Mail Call;

          WHEREAS, the Employee desires to be employed as the chief technical officer of the Company and Mail Call; and

          WHEREAS, the parties desire by this writing to set forth the employment relationship of Kensington, Mail Call and the Employee.

          NOW, THEREFORE, it is AGREED as follows:

          1.       Employment.  The Employee is to be employed in the capacity of the chief technical officer of the Company and Mail Call as the Vice President of Technology of the Company and Mail Call, and shall to perform the duties customarily performed by persons situated in a similar technical capacity.  The Employee's other duties shall be such as the President of Kensington or the Board of Directors for Kensington (the "Board of Directors" or "Board") may from time to time reasonably direct.  The Employee agrees that should Mail Call be merged into Kensington, the Employee shall continue as the chief technical officer and Vice President of Technology of Kensington.  The Employee agrees that as chief technical officer, his duties do not include any sales, marketing or administrative duties, unless specifically assigned by the Chief Executive Officer or President of Kensington.  The Employee further agrees that he shall work full-time for the Company on technical services and on enhancing technical services for the Company as directed by the President of Kensington.  The Employee further agrees to train other employees of the Company on technical aspects of Mail Call and Kensington, and agrees to oversee the technical employees of the Company and Mail Call.

          2.       Resignation as President and Chief Executive Officer of Mail Call. Inc. The Employee hereby agrees to resign as President and Chief Executive Officer of Mail Call, Inc., simultaneous with the execution of this Agreement.

          3.       Base Compensation.  Kensington and/or Mail Call agree to pay the Employee during the term of this Agreement a combined base salary which shall be at the rate of $160,000 per annum beginning _______________, 2000, and $200,000 per annum beginning, ___________, ______, payable not less frequently than every four weeks; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and Employee shall be entitled to receive an increase at such percentage or in such an amount, if any, as the Board of Directors in its sole discretion may decide at such time.

          The compensation paid under this Agreement is not retroactive and shall be paid only for periods commencing with the execution of this Agreement.

          4.       Discretionary and Incentive Bonus.  The Employee shall be entitled to participate in an equitable manner with all other senior management employees of Kensington in discretionary and incentive bonuses, including, but not limited to stock option and restricted stock awards and other cash and non-cash compensation plans that may be authorized and declared by the Board of Directors to its senior management employees from time to time.

          5.       Warrants to Be Issued.  As further compensation to be paid to the Employee as consideration for the Employee entering into this Agreement, the Company shall issue a warrant to the Employee for the Employee to purchase 440,000 shares of the common stock of the Company, at an exercise price of $1.00 for each share of common stock purchased under the warrant.  The warrant must be exercised no later than a date five years after the date of execution of this Agreement. If the Company raises at least $432,000 in a private placement that identifies the payment to the Employee as a use of proceeds (the “Put Funds”), the Employee has the option to put the warrant back to the Company, at a price of $1.00 per share, under either of the following conditions:

          (a)      If a closing occurs for the Put Funds within 180 days after the Effective Date, the warrant can be put back to the Company for a period of 30 days, starting at a time period 180 days after the Effective Date.  After the expiration of 2 10 days from the Effective Date of this Agreement, the put option period shall expire and the Employee shall have no other rights under any circumstance to put the warrant back to the Company.  If a closing occurs for the Put Funds prior to 180 days after the Effective Date, the Company shall obtain a letter of credit within 10 days after the closing of the Put Funds in favor of Schnell as security for the payment of the put option and shall maintain such letter of credit until 210 days after the Effective Date; or

          (b)      If a closing for the Put Funds does not occur within 180 days of the Effective Date, and if a closing for the Put Funds occurs after 180 days from the Effective Date, the warrants can be put back to the Company for a period of 30 days, starting at the date of the closing of the Put Funds.  After the expiration of 30 days after the closing for the Put Funds that occurs after 180 days after the Effective Date, the put option period shall expire and the Employee shall have no other rights to put the warrant back to the Company.

          6.       Other Benefits.

          (a)      Participation in Retirement and Medical Plans.  The Employee shall be entitled to participate in any plan of Kensington relating to compensation, profit sharing, or other retirement benefits and medical coverage or reimbursement plans as Kensington may adopt for the benefit of its employees.

          (b)      Employee Benefits; Expenses.  The Employee shall be eligible to participate in any fringe benefits which may be or may become applicable to Kensington's senior management employees, including by example, participation in any stock option or incentive plans adopted by the Board of Directors, and any other benefits adopted by the Board of Directors.  Kensington shall reimburse Employee for all reasonable out-of-pocket expenses which Employee shall incur in connection with his service for Kensington which are documented with Kensington's policies as set forth from time to time.

          (c)      Insurance.  Employee agrees to cooperate with the Company in obtaining insurance on the life of Employee by submitting to physical examinations and other required procedures.  In addition to any key man insurance the Company may obtain, the Company shall obtain and keep current a life insurance policy in the amount of not less than $l,000,000 with the beneficiary to be named by the Employee.

          7.       Term.  The term of employment of Employee under this Agreement shall be for the period commencing on the Effective Date and ending February 18, 2002.  Additionally, the term of employment under this Agreement may be extended for one or more additional one year periods beyond the then effective expiration date upon a determination and resolution of the Board of Directors, in its sole discretion, that the performance of the Employee has met the requirements and standards of the Board in the current term, and the acceptance by Employee of such extended term.

          8.       Loyalty; Noncompetition.  The Employee shall devote his full time and attention to the performance of his employment under this Agreement.  The Employee agrees that during the term of this Agreement and for a period of two (2) years following termination of employment for any reason, he will not directly or indirectly, alone or as a partner, officer, director, shareholder (except as a 5% or less passive investor) or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business as it was conducted during the term of the Agreement or as of the date of such termination of employment or with any part of the Company's demonstratively anticipated business with respect to which the Employee has confidential information.  The Employee agrees that during the time that he is employed by the Company, and for a period of two (2) years following the date of his termination of employment, he will not, except on behalf of the Company, or on behalf of any person not in competition with the Company:

          (a)      Solicit business from or otherwise seek to perform other services, or cause or encourage any other person or entity to solicit business from or perform service for, any persons or entities who were or are customers of the Company during Employee's employment with the Company, except with the written consent of the Company, reasonably exercised; and

          (b)      Disclose or cause to be disclosed the identities or list of any such customers to any other person or identity.

          Notwithstanding the provisions of Sections 8, 8(a) and 8(b), if the Employee is terminated without Just Cause, as defined in Section 12, the Employee agrees that for a period of one (1) year following such termination without Just Cause, he will not directly or indirectly, alone or as a partner, officer, director, shareholder (except as a 5% or less passive investor) or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business as it was conducted during the term of the Agreement, or as of the date of such termination of employment without Just Cause or with any part of the Company's demonstratively anticipated business with respect to which the Employee has confidential information, but the Employee may solicit business from or otherwise seek to perform other services, provided that such business or other services are not in competition with the Company, for persons or entities who were or are customers of the Company.

          9.       Survival of Noncompetition, Confidentiality, and Assignment Agreement.  The Employee and Company hereby agree that the Noncompetition, Confidentiality, and Assignment Agreement dated 1999, (the "Noncompete Agreement") between the Employee and Mail Call continues in force.  In the event of any conflict or inconsistency between this Agreement and the Noncompete Agreement, this Agreement shall govern.

          10.     Standards.  The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

          11.     Vacation and Sick Leave.

          (a)      The Employee shall be entitled to annual paid vacation leave in accordance with the policies as are periodically established by the Board of Directors for senior management of Kensington, but in no event less than one calendar week per calendar year.

          (b)      The Employee shall not be entitled to receive any additional compensation from Kensington on account of his failure to take vacation leave and Employee shall not be entitled to accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board of Directors for senior management employees of Kensington.

          (c)      In addition to the aforesaid paid vacation, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with Kensington for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine.  Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors in its discretion may determine.

          (d)      The Employee shall be entitled to an annual sick leave benefit as established by the Board of Directors for senior management employees of Kensington.  In the event that any sick leave benefit shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors for employees of Kensington.

          (e)      The Employee is encouraged to participate in related industry organizations and activities provided that the assumption of any significant responsibilities for such outside activities or organizational participation shall be approved in advance by the Board of Directors.

          12.     Termination and Termination Pay.  This Agreement shall be terminated prior to the expiration of the term provided in Section 7 under the following circumstances:

          (a)      The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee's death shall have occurred, plus all accrued but unused vacation for such calendar year, and pro rata payment of all bonuses or incentive payments earned or to be awarded for such calendar year.

          (b)      The Board of Directors may terminate the Employee's employment at any time, but if the termination is not for Just Cause, as defined below, Employee shall receive the base salary then in effect under Section 3 for the remainder of the term of the Agreement.  The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause.  Termination for "Just Cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional     failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, material breach of any provision of the Agreement or the breach of the Noncompete Agreement.

          (c)      Employee may terminate this Agreement with the delivery of no less than 120 days' written notice to the Board of Directors, in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination except as specifically provided below.

          (i)       If the Employee terminates this Agreement within one (1) year of the Effective Date, the Employee shall reimburse the Company for any and all funds he has received under the warrant put option in paragraph 5 above, up to an amount of $440,000, and any bonus he may have received from Mail Call, up to an amount of $200,000, for a total reimbursement of up to $640,000.  Such reimbursement shall be paid within 10 days after the Employee delivers such written notice to the Board of Directors to terminate this Agreement.

          13.     Employee's Residence.  As a material inducement of the Employee to enter into this Agreement, the Company agrees that the Employee will not be required to relocate his permanent place of residence during the term of this Agreement.

14.     Successors and Assigns.

          (a)      The Company and the Employee specifically agree that this Agreement shall inure to the benefit of and be binding upon any corporation or other successor of Kensington which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of Kensington.

          (b)      Since Kensington is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of Kensington.

          15.     Amendments.  No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

          16.     Applicable Law.  This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Florida, except to the extent that Federal law shall be deemed to apply.

          17.     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          18.     Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of Kensington, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.  Kensington shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of Kensington or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.  If the parties cannot mutually agree on an arbitrator, each party shall select an arbitrator and those two arbitrators shall select a third arbitrator and the third arbitrator shall conduct the arbitration.  Otherwise, each party shall pay its own costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof, upon delivery of a final judgment or settlement of the dispute.

          19.     Entire Agreement.  This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and shall supersede all prior understandings in writing or otherwise between the parties.

KENSINGTON INTERNATIONAL HOLDING
CORPORATION
ATTEST:

Secretary	By: Mark Haggerty
Its: President

WITNESS:

Ronald Schnell